November 4, 2026

Medline Reports Third Quarter and
Nine Months 2026 Results

•Third quarter net sales of $7.9 billion, an increase of 10.4%
•Third quarter net income of $318 million, a decrease of 1.2%
•Third quarter Adjusted EBITDA1 of $1.0 billion, an increase of 11.8%

•Nine months net sales of $22.9 billion, an increase of 10.9%
•Nine months net income of $696 million, a decrease of 28.8%
•Nine months Adjusted EBITDA1 of $2.8 billion, an increase of 5.0%

•Raising full year 2026 Organic Sales2 guidance to 10.0% to 10.5% from 9.0% to 10.0% and reaffirming Adjusted EBITDA2 guidance of $3.3 billion to $3.4 billion
•Board of Directors authorized a $1 billion share repurchase program

NORTHFIELD, Ill., Nov. 4, 2026 (GLOBE NEWSWIRE) -- Medline Inc. (“Medline” or the “Company”) (Nasdaq: MDLN), the largest provider of medical-surgical (“med-surg”) products and supply chain solutions serving all points of care3, today reported its operating results for the three and nine months ended September 26, 2026.

“Medline delivered another strong quarter, with double-digit net sales growth, reflecting continued momentum across our business,” said Jim Boyle, chief executive officer of Medline. “Our commercial execution remains strong, including continued progress toward our annual total new customer signings4 goal. We are advancing key strategic priorities, including capacity expansion and new technology across our distribution network and progress with our global quality initiatives. We remain focused on serving our customers, advancing our strategic priorities and driving sustainable long-term growth.”

Third Quarter 2026 Results

Third quarter 2026 net sales increased 10.4% to $7.9 billion, compared to $7.1 billion in the third quarter 2025, with Organic Sales¹ increasing 10.5%. This was primarily driven by existing customer growth and implementation of new customer signings from 2025 and includes an $11 million increase related to an adjustment of customer repayment amounts.

Third quarter 2026 net income decreased 1.2% to $318 million, compared to $322 million in the third quarter 2025, primarily driven by increased inventory costs associated with inflation, higher operating expenses, and customer mix. This was partially offset by higher net sales and net IEEPA tariff refund benefits.

Third quarter 2026 Adjusted EBITDA¹ increased 11.8% to $960 million, compared to $859 million in the third quarter 2025, primarily driven by higher net sales and net IEEPA tariff refund benefits, partially offset by higher operating expenses and customer mix.

Third quarter 2026 diluted earnings per share and Adjusted Diluted EPS¹ were $0.22 and $0.44, respectively.

Nine Months 2026 Results

Nine months 2026 net sales increased 10.9% to $22.9 billion, compared to $20.6 billion in the 2025 period, with Organic Sales¹ increasing 10.7%. This was primarily driven by implementation of new customer signings from 2025 and existing customer growth. This includes a $78 million reduction related to the accrued customer repayments associated with IEEPA tariff refunds.

Nine months 2026 net income decreased 28.8% to $696 million, compared to $977 million in the first nine months of 2025. This was primarily driven by higher operating expenses, net losses of $316 million related to the fire at the Company’s distribution center in Tracy, California, higher cost of goods sold including the impact of tariffs, customer and segment mix, and increased inventory costs associated with inflation. This was partially offset by higher net sales and net IEEPA tariff refund benefits.

Nine months 2026 Adjusted EBITDA¹ increased 5.0% to $2.8 billion, compared to $2.7 billion in the nine months 2025, primarily driven by higher net sales and net IEEPA tariff refund benefits, partially offset by higher operating expenses, higher cost of goods sold including the impact of tariffs, and customer and segment mix.

Nine months 2026 diluted earnings per share and Adjusted Diluted EPS¹ were $0.45 and $1.27, respectively.

Net cash provided by operating activities for the first nine months of 2026 was $2.2 billion, driven by net income, net of non-cash items and inclusive of tariff refunds received, and favorable working capital.

Free Cash Flow¹ for the first nine months of 2026 was $1.8 billion, driven by net cash provided by operating activities, partially offset by $348 million of capital expenditures, primarily related to investments in automation across the distribution network, construction of new distribution centers and expansion of kitting manufacturing capacity.

Capital Allocation

In October, the Medline Board of Directors approved a share repurchase program authorizing the Company, including Medline Holdings, LP, to repurchase up to $1 billion of the Company’s outstanding shares of Class A common stock and/or units of Medline Holdings, LP, and the Company prepaid $750 million in aggregate principal amount of the 2033 Refinancing Term Loan Facility.

These actions reflect Medline’s strong cash generation and disciplined capital allocation approach, including investing in the business, continued debt reduction and opportunistic return of capital to shareholders.

2026 Guidance
The Company is raising its full year 2026 outlook for Organic Sales2 growth to 10.0% to 10.5%, compared to its previous outlook of 9.0% to 10.0%, and reaffirming its Adjusted EBITDA2 outlook of $3.3 billion to $3.4 billion. Consistent with prior guidance, the Adjusted EBITDA outlook does not reflect IEEPA tariff refunds, including the $324 million of net tariff benefit through the first nine months of 2026.

IEEPA Tariff Refunds and Related Customer Repayments
Following the U.S. Supreme Court’s February 2026 ruling that IEEPA tariffs were unauthorized, the Company recognized $81 million and $324 million of net IEEPA tariff refund benefits during the three and nine months ended September 26, 2026, respectively. These amounts reflect tariff refunds of $70 million and $402 million, respectively, recorded as a reduction of cost of goods sold. For the three month period, the net benefit also included an $11 million increase in net sales related to an adjustment of customer repayment amounts and a corresponding reduction in the related accrual. For the nine month period, the net benefit was partially offset by a $78 million reduction in net sales related to accrued customer repayments associated with IEEPA tariff refunds. These amounts were recorded entirely within the Medline Brand segment and were included in net income and Adjusted EBITDA1.

Webcast and Conference Call Instructions
The Company will host a live conference call and question and answer session with investors and analysts on November 4, 2026, at 8:30 a.m. CT / 9:30 a.m. ET to discuss its third quarter and nine months 2026 earnings results. The webcast can be accessed through Medline’s Investor Relations website at ir.medline.com. A replay of the call will be available following the event through the same website.

End Notes and Use of Non-GAAP Financial Measures
Certain amounts and percentages presented in this press release have a rounding element. As a result, the sum of the components may not equal the totals due to rounding.

(1) Organic Sales, Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Net Income, Adjusted Diluted EPS, Free Cash Flow, and Net Leverage are non-GAAP financial measures. See discussion of these measures and reconciliations to GAAP at the end of this press release for more information.
(2) Guidance for Adjusted EBITDA and Organic Sales is provided on a non-GAAP basis only because certain information necessary to calculate the most comparable GAAP measure is unavailable due to the uncertainty and inherent difficulty of predicting the occurrence and the future financial statement impact of such items impacting comparability, including, but not limited to, inventory-related adjustments, stock-based compensation, litigation (gains) charges, net, transaction-related costs, the impact of currency, and other non-core (gains) charges, among other items. Therefore, as a result of the uncertainty and variability of the nature and amount of future adjustments, which could be significant, the Company is unable to provide a reconciliation of these measures with reasonable certainty and without unreasonable effort. Guidance for full year 2026 Adjusted EBITDA excludes $324 million of net tariff refunds through the first nine months of 2026.
(3)     Based on our 2025 net sales relative to the publicly reported net sales of med-surg products by companies that are both med-surg manufacturers and distributors.
(4)     Total new customer signings refers to the estimated annual contract value of all new contracts entered into by new customers or by existing customers who are expanding their relationship with Medline, excluding renewals and extensions.
(5) In determining the amount of capital to allocate to share repurchases, the Company takes into account, among other things, its historical and expected business performance and cash and liquidity position, as well as global economic and market conditions and the market price of the Company’s common stock. The timing, manner, price and amount of any repurchases under the share repurchase program are determined by the Company in its discretion. Purchases may be effected through open market transactions, privately negotiated transactions, transactions structured through investment banking institutions, or other means. The Company is not obligated to repurchase any specific number of shares and the program may be modified, suspended, or discontinued at any time.

Forward-Looking Statements
This press release contains forward-looking statements. Forward-looking statements include all statements that are not historical facts. Words such as “anticipate,” “assume,” “believe,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “foreseeable,” “framework,” “goal,” “guidance,” “intend,” “may,” “objective,” “outlook,” “plan,” “potentially,” “predict,” “project,” “seek,” “should,” “target,” “will,” or “would,” or similar conditional or future expressions are intended to identify forward-looking statements. Examples of forward-looking statements include, but are not limited to, statements related to the Company’s industry, business strategy, costs, and cost savings, goals and expectations, market position, future operations, margins, profitability, annual guidance, growth frameworks, and other financial and operating information. The forward-looking statements are based on management’s current expectations and are subject to various risks, uncertainties, and changes in circumstances, many of which are beyond the Company’s control, that could cause actual results to differ materially.

Factors that may cause actual results to differ from expected results include, but are not limited to, inherent risks in the Company’s global operations; the Company’s ability to derive fully the anticipated benefits from its existing or future acquisitions, joint ventures, investments, dispositions, or other strategic transactions; consolidation in the healthcare industry; competition and accelerating pricing pressure and changes in technology; changes to the U.S. and global healthcare environments; increases in shipping costs or service issues with the Company’s third-party shippers; significant challenges or delays in the Company’s sourcing of new products and technologies; the Company’s concentration in and dependence on certain healthcare provider customers and Group Purchasing Organizations; the Company’s dependence on the proper functioning of its critical facilities and distribution networks, and the impact of events outside its control, including fires and other disruptions affecting such facilities or networks, such as the Tracy facility fire; quality problems, recalls, product liability claims, and regulatory actions by the U.S. Food and Drug Administration; the Company’s failure to establish and maintain Prime Vendor relationships; the Company’s ability to realize the expected benefits from planned cost savings and business improvement initiatives; increased pressure to maintain or decrease the price of the Company’s goods and services; failure by or loss of a third-party manufacturer or supplier or other manufacturing or supply-related impacts; the Company’s reliance on the proper function, security, and availability of its information technology systems and data, as well as those of third parties throughout its global supply chain and the impact of a breach, cyber-attack, or other disruption to these systems or data; the Company’s ability to comply with extensive and complex laws and governmental regulations and the cost of any adverse regulatory action; the Company’s compliance with complex and rapidly evolving data privacy, security and data protection laws and regulations; the Company’s use or its third-party service providers’ or business partners’ use of artificial intelligence, automated decision-making and machine learning technologies and the evolving regulatory framework in this area; the Company’s ability to comply with laws and regulations relating to reimbursement of healthcare goods and services; uncertain global and domestic macro-economic and political conditions, including as a result of global geopolitical conflicts and tensions, such as the ongoing conflicts in Ukraine and the Middle East; the impact of sales of the Company’s common stock in the public market; the Company’s ability to implement its plans regarding share repurchases or to return value to stockholders, the impact of the Company’s share repurchases, or any change in the Company’s share repurchase activity; the Company’s substantial indebtedness, its ability to satisfy its debt obligations, and the significant operating and financial restrictions on the Company’s subsidiaries imposed by the Company’s debt agreements; the Company’s insurance program may not cover claims brought against it, deny coverage of claims, or be inadequate to cover future losses; the dual class structure of the Company’s common stock; the volatility of the market price of the Company’s Class A common stock; and other factors.

The Company disclaims any intent or obligation to update, revise, or withdraw any forward-looking statement in this press release, except as required by applicable law or regulation.

The Company uses its investor relations website at ir.medline.com, press releases, public conference calls and webcasts, and social media as routine channels of distribution to communicate important, and often material, information about Medline to investors and the public, including information about its financial performance and results, analyst and investor presentations, investor days, products, solutions, sustainability initiatives, and corporate governance practices. You are encouraged to follow these channels, in addition to our SEC filings, for timely information about the Company. The information on the Company’s websites is not part of this press release and is not incorporated by reference into any filings the Company makes with the SEC.

Non-GAAP Financial Measures
The non-GAAP financial measures provided in this press release should be viewed in addition to, and not as an alternative for, results prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”).

To supplement the financial information provided, the Company has presented Organic Sales, Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Net Income, Adjusted Diluted EPS, Free Cash Flow, and Net Leverage, which are considered non-GAAP financial measures. The non-GAAP financial measures presented may differ from similarly titled non-GAAP financial measures presented by other companies, and other companies may not define these non-GAAP financial measures in the same way. These measures are not substitutes for their comparable GAAP financial measures, such as net income/(loss), net income margin, diluted earnings per share, net cash from operating activities, net sales, or other measures prescribed by GAAP, and there are limitations to using non-GAAP financial measures.

Management uses these non-GAAP financial measures to assist in comparing the Company’s performance on a consistent basis for purposes of business decision making by removing the impact of certain items that management believes do not directly reflect the Company’s ongoing operating performance. The Company believes Organic Sales, Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Net Income, and Adjusted Diluted EPS provide important comparability of ongoing operating performance, allowing investors and management to assess the Company’s operating performance on a consistent basis. The Company believes Free Cash Flow and Net Leverage provide a measure of the Company’s core operating performance, the cash-generating capabilities of the Company’s business operations, and are factors used in determining the Company’s borrowing capacity and the amount of cash available for debt repayments, acquisitions, and other corporate purposes.

Management believes that presenting the Company’s non-GAAP financial measures is useful to investors because it (i) provides investors with meaningful supplemental information regarding financial performance by excluding certain items that we do not consider indicative of our ongoing operating performance, (ii) permits investors to view performance using the same tools that management uses to budget, make operating and strategic decisions, and evaluate historical performance, and (iii) otherwise provides supplemental information that may be useful to investors in evaluating the Company’s results. The Company believes that the presentation of these non-GAAP financial measures, when considered together with the corresponding GAAP financial measures and the reconciliations to those measures, provides investors with greater understanding of the factors and trends affecting the Company’s business than could be obtained absent these disclosures.

Definitions
Organic Sales is defined as net sales excluding, when they occur, the impact of acquisitions, divestitures, and changes in foreign exchange rates from the net sales changes. The changes in foreign currency exchange rates from the net sales changes are calculated by translating current period GAAP results at the prior period foreign currency exchange rates and comparing these amounts to the current period GAAP results at the current period foreign currency exchange rates.

Adjusted EBITDA is defined as net income (loss) adjusted for (i) interest expense, net, (ii) provision for income taxes, (iii) depreciation and amortization, (iv) inventory-related adjustments, (v) stock-based compensation, (vi) litigation (gains) charges, net, (vii) transaction-related costs, and (viii) other non-core (gains) charges. Adjusted EBITDA Margin is defined as Adjusted EBITDA divided by net sales.

Adjusted Net Income is defined as net income (loss) adjusted for (i) intangible asset amortization, (ii) inventory-related adjustments, (iii) stock-based compensation, (iv) litigation (gains) charges, net, (v) transaction-related costs, (vi) other non-core (gains) charges, and (vii) tax impacts related to non-GAAP adjustments, noncontrolling interests conversion, and retained tax receivable agreement (“TRA”) benefits. Adjusted Diluted EPS is defined as Adjusted Net Income divided by adjusted weighted-average number of shares of common stock, diluted. The adjusted weighted shares calculation assumes the impact of certain antidilutive securities that were excluded from the U.S. GAAP diluted earnings per share.

Free Cash Flow is defined as net cash provided by/(used for) operating activities less net capital expenditures. The use of this non-GAAP measure does not imply or represent the residual cash flow for discretionary expenditures since the Company has certain non-discretionary obligations such as debt service that are not deducted from the measure.

Net Leverage is defined as net debt (total debt less cash, cash equivalents and short-term investments) divided by Adjusted EBITDA.

Medline
Medline is the largest provider of medical-surgical products and supply chain solutions serving all points of care. Through its broad product portfolio, resilient supply chain and leading clinical solutions, Medline helps healthcare providers improve their clinical, financial and operational outcomes. Headquartered in Northfield, Ill., the company employs more than 45,000 people worldwide and operates in more than 100 countries. To learn more about how Medline makes healthcare run better, visit www.medline.com.

Investor Relations:
Karen King
Global Head of Investor Relations

Patrick Flaherty
Director, Investor Relations

(847) 247-7222
IR@medline.com

Media Relations:
Ben Fox
Vice President, Corporate Communications
(224) 327-9999
MedlineMediaRelations@medline.com

Financial Tables
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

(in millions, except per share amounts)	Three months ended				Nine months ended
	September 26, 2026	September 27, 2025	$ Change	% Change	September 26, 2026	September 27, 2025	$ Change	% Change
Net sales	$7,856	$7,115	$741	10.4%	$22,893	$20,645	$2,248	10.9%
Cost of goods sold	5,931	5,240	691	13.2%	16,912	15,041	1,871	12.4%
Gross profit	1,925	1,875	50	2.7%	5,981	5,604	377	6.7%
Gross margin %	24.5%	26.4%			26.1%	27.1%

Operating expense
Selling, general and administrative expenses	1,259	1,116	143	12.8%	3,782	3,259	523	16.0%
Amortization of intangible assets	176	177	(1)	(0.6)%	529	528	1	0.2%
Other operating (income) expenses, net	(10)	8	(18)	NM⁽¹⁾	353	30	323	NM⁽¹⁾
Total operating expense	1,425	1,301	124	9.5%	4,664	3,817	847	22.2%
Operating income	500	574	(74)	(12.9)%	1,317	1,787	(470)	(26.3)%
Operating margin %	6.4%	8.1%			5.8%	8.7%

Other expense
Interest expense, net	(118)	(213)	95	(44.6)%	(373)	(646)	273	(42.3)%
Other loss, net	(1)	(6)	5	(83.3)%	(42)	(6)	(36)	NM⁽¹⁾
Foreign exchange gain (loss), net	5	(10)	15	NM⁽¹⁾	10	(93)	103	NM⁽¹⁾
Total other expense	(114)	(229)	115	(50.2)%	(405)	(745)	340	(45.6)%
Income before income taxes	386	345	41	11.9%	912	1,042	(130)	(12.5)%

Provision for income taxes	68	23	45	NM⁽¹⁾	216	65	151	NM⁽¹⁾
Net income	318	322	(4)	(1.2)%	696	977	(281)	(28.8)%
Net income %	4.0%	4.5%			3.0%	4.7%

Net income attributable to noncontrolling interests	123	—	123	NM⁽¹⁾	312	—	312	NM⁽¹⁾
Net income attributable to Medline Inc.	$195	$322	$(127)	(39.4)%	$384	$977	$(593)	(60.7)%

Earnings per share attributable to Medline Inc.
Basic	$0.23	N/A			$0.46	N/A
Diluted	$0.22	N/A			$0.45	N/A

Weighted-average number of Class A common stock outstanding
Basic	876	N/A			851	N/A
Diluted	1,316	N/A			1,317	N/A
(1) Not Meaningful

CONDENSED CONSOLIDATED BALANCE SHEETS

(in millions, except per share amounts)	As of September 26, 2026 (Unaudited)	As of December 31, 2025
ASSETS
Current assets
Cash and cash equivalents	$2,321	$1,939
Short-term investments	1,287	—
Trade accounts receivable, net of allowance for credit losses of $148 and $152 as of September 26, 2026 and December 31, 2025, respectively	3,794	3,533
Inventories	4,806	4,769
Other current assets	445	438
Total current assets	12,653	10,679
Property, plant, and equipment, net	4,728	4,778
Other non-current assets
Goodwill	8,073	8,079
Intangible assets, net	13,377	13,893
Deferred tax assets	833	583
Other long-term assets	514	472
Total other non-current assets	22,797	23,027
Total assets	$40,178	$38,484
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Current portion of long-term borrowings and other short-term borrowings	$29	$77
Accounts payable	1,209	961
Accrued expenses and other current liabilities	1,891	1,452
Total current liabilities	3,129	2,490
Non-current liabilities
Long-term borrowings, less current portion	12,551	12,484
Tax receivable agreement liability	4,403	3,542
Other long-term liabilities	709	682
Total non-current liabilities	17,663	16,708
Total liabilities	$20,792	$19,198
Commitments and contingencies
Stockholders’ equity
Class A common stock, par value $0.0001 per share; 50,000 shares authorized; 879 and 812 shares issued and outstanding as of September 26, 2026 and December 31, 2025, respectively	—	—
Class B common stock, par value $0.0001 per share; 50,000 shares authorized; 437 and 502 shares issued and outstanding as of September 26, 2026 and December 31, 2025, respectively	—	—
Preferred stock, par value $0.0001; 5,000 shares authorized; no shares issued and outstanding	—	—
Additional paid-in capital	11,428	10,717
Retained earnings (accumulated deficit)	377	(7)
Accumulated other comprehensive (loss) income	(4)	27
Total Medline Inc. stockholders’ equity	11,801	10,737
Noncontrolling interests	7,585	8,549
Total stockholders’ equity	19,386	19,286
Total liabilities and stockholders’ equity	$40,178	$38,484

Condensed Consolidated Cash Flow Highlights
(unaudited)

($ millions)	Nine months ended
	September 26, 2026	September 27, 2025	$ Change	% Change
Net cash provided by operating activities	$2,152	$1,515	$637	42.0%
Net cash used in investing activities	(1,537)	(336)	(1,201)	NM(1)
Net cash used in financing activities	(220)	(498)	278	(55.8)%
Effect of exchange rate changes	(14)	24	(38)	NM(1)
Net change in cash, cash equivalents and restricted cash	$381	$705	$(324)	(46.0)%
(1) Not Meaningful

Segment Net Sales and Adjusted EBITDA Margin
(unaudited)

($ millions, except percentages)	Three months ended				Nine months ended
	September 26, 2026	September 27, 2025	$ Change	% Change	September 26, 2026	September 27, 2025	$ Change	% Change
Medline Brand segment
Net sales	$3,637	$3,411	$226	6.6%	$10,642	$9,997	$645	6.5%
Adjusted EBITDA	943	821	122	14.9%	2,775	2,541	234	9.2%
Adjusted EBITDA Margin	25.9%	24.1%			26.1%	25.4%

Supply Chain Solutions segment
Net sales	$4,219	$3,704	$515	13.9%	$12,251	$10,648	$1,603	15.1%
Adjusted EBITDA	184	205	(21)	(10.2)%	575	588	(13)	(2.2)%
Adjusted EBITDA Margin	4.4%	5.5%			4.7%	5.5%

Corporate & Other(1)	$(167)	$(167)	$—	—%	$(554)	$(467)	$(87)	18.6%
(1) The organizational structure includes Corporate & Other which consists of expenses related to centralized corporate functions, such as finance, information technology, legal, human resources, and internal audit.

Reconciliation of Net Sales to Organic Sales
(unaudited)

	Three months ended		Nine months ended
($ millions, except percentages)	Amount	Percentage	Amount	Percentage
Net sales for period ended September 26, 2026	$7,856		$22,893
Net sales for period ended September 27, 2025	7,115		20,645
Net sales growth	741	10.4%	2,248	10.9%
Impact from changes in foreign exchange rates	(7)	(0.1)%	35	0.2%
Organic Sales	$748	10.5%	$2,213	10.7%

Reconciliation of Net Income to Adjusted EBITDA and Net Leverage
(unaudited)

	Trailing Twelve months ended	Three months ended				Nine months ended
($ millions, except percentages)	September 26, 2026	September 26, 2026	September 27, 2025	$ Change	% Change	September 26, 2026	September 27, 2025	$ Change	% Change
Net income	$876	$318	$322	$(4)	(1.2)%	$696	$977	$(281)	(28.8)%
Interest expense, net	539	118	213	(95)	(44.6)%	373	646	(273)	(42.3)%
Provision for income taxes	242	68	23	45	NM(6)	216	65	151	NM(6)
Depreciation and amortization	1,030	259	253	6	2.4%	769	750	19	2.5%
Inventory-related adjustments (1)	199	122	2	120	NM(6)	154	38	116	NM(6)
Stock-based compensation expense	108	29	15	14	93.3%	81	52	29	55.8%
Litigation charges (gains), net (2)	14	—	—	—	—%	—	(47)	47	NM(6)
Transaction-related costs (3)	117	30	12	18	NM(6)	94	35	59	NM(6)
Other non-core charges (4)	476	16	19	(3)	(15.8)%	413	146	267	NM(6)
Adjusted EBITDA	$3,601	$960	$859	$101	11.8%	$2,796	$2,662	$134	5.0%
Net income margin (5)	2.9%	4.0%	4.5%			3.0%	4.7%
Adjusted EBITDA Margin (5)	11.7%	12.2%	12.1%			12.2%	12.9%
Total debt	$12,743
Less: Cash and cash equivalents	2,321
Less: Short-term investments	1,287
Net debt	$9,135
Net Leverage	2.5

(1)Represents the non-cash impact of last-in, first-out reserve changes attributable to changes in inventory costs.
(2)The nine months ended September 27, 2025, represents a settlement adjustment of $(8) million related to the ethylene oxide litigation, $(43) million related to settlement of an intellectual property dispute, and $4 million related to other legal settlements.
(3)The three and nine months ended September 26, 2026 and September 27, 2025, respectively, include $30 million, $4 million, $87 million and $12 million of expenses related to our IPO and subsequent offerings, consisting of legal, accounting, and advisory fees, as well as one-time employee bonuses, which are subject to an ongoing service requirement. The three months ended September 27, 2025 and the nine months ended September 26, 2026 and September 27, 2025 include $8 million, $7 million, and $23 million of acquisition and integration-related costs and adjustments, respectively.
(4)The three and nine months ended September 26, 2026 primarily include:
a. Costs related to specified transformation and implementation projects of $11 million and $34 million, respectively.
b. Loss on debt extinguishment and other debt refinancing costs and fees related to specified financing transactions of $1 million and $46 million, respectively.
c. The impact attributable to a fire at the distribution center in Tracy, California, net of insurance proceeds of $(20) million and $316 million, respectively.
d. Costs attributable to specified remediation activities undertaken in response to FDA observations and warning letters of $13 million.
e. Recall and discontinuation costs related to Medline Brand beds of $13 million.
The three and nine months ended September 27, 2025 primarily include:
f. Costs related to specified transformation and implementation projects of $3 million and $15 million, respectively.
g. Loss on debt extinguishment and other debt refinancing costs and fees related to specified financing transactions of $6 million.
h. Foreign exchange losses directly attributable to the remeasurement of euro-denominated term loans of $9 million and $84 million, respectively.
The nine months ended September 27, 2025 also includes $32 million credit loss expense related to certain customer receivable.
(5)Net income margin represents net income divided by net sales and Adjusted EBITDA Margin represents Adjusted EBITDA divided by net sales.
(6) Not Meaningful

Reconciliation of Net Income to Adjusted Net Income and Adjusted Diluted EPS
(unaudited)

	Three months ended	Nine months ended
(in millions, except number of shares and per share amounts)	September 26, 2026	September 26, 2026
Net income	$318	$696
Intangible asset amortization	176	529
Inventory-related adjustments (1)	122	154
Stock-based compensation expense	29	81
Transaction-related costs (2)	30	94
Other non-core charges (3)	16	413
Tax effect on non-GAAP adjustments (4)	(96)	(231)
Tax provision on conversion of noncontrolling interests (5)	(25)	(82)
Tax impact of retained TRA benefits (6)	7	22
Adjusted Net Income	$577	$1,676

Weighted-average number of Class A common stock outstanding (Diluted)	1,316,405,914	1,316,765,474
Anti-dilutive securities(7)	2,224,134	1,142,702
Adjusted weighted-average common stock outstanding (Diluted)	1,318,630,048	1,317,908,176

Diluted earnings per share	$0.22	$0.45
Adjusted Diluted EPS	$0.44	$1.27

(1)Represents the non-cash impact of last-in, first-out reserve changes attributable to changes in inventory costs.
(2)The three and nine months ended September 26, 2026, respectively, include $30 million and $87 million expenses related to our IPO and subsequent offerings, consisting of legal, accounting, and advisory fees, as well as one-time employee bonuses, which are subject to an ongoing service requirement. The nine months ended September 26, 2026 also include $7 million of acquisition and integration-related costs and adjustments, respectively.
(3)The three and nine months ended September 26, 2026 primarily include:
a. Costs related to specified transformation and implementation projects of $11 million and $34 million, respectively.
b. Loss on debt extinguishment and other debt refinancing costs and fees related to specified financing transactions of $1 million and $46 million, respectively.
c. The impact attributable to a fire at the distribution center in Tracy, California, net of insurance proceeds of $(20) million and $316 million, respectively.
d. Costs attributable to specified remediation activities undertaken in response to FDA observations and warning letters of $13 million.
e. Recall and discontinuation costs related to Medline Brand beds of $13 million.
(4)Non-GAAP adjustments are tax effected using an estimated effective tax rate of 25%. Stock-based compensation expense related to partnership units is not tax deductible and, therefore, not tax effected.
(5) Represents incremental tax provision assuming 100% ownership by Medline Inc., using an estimated effective tax rate of 25%, applied to the income before income taxes on our unaudited Condensed Consolidated Statements of Income.
(6) Represents the 10% benefit that we retain for the shared tax benefits related to the TRA.
(7) Assumes full exchange of noncontrolling interest units for Class A common stock and the effect of securities that were anti-dilutive during the three and nine months ended September 26, 2026.

Reconciliation of Net Cash Provided by Operating Activities to Free Cash Flow
(unaudited)

($ millions)	Nine months ended
	September 26, 2026	September 27, 2025	$ Change	% Change
Net cash provided by operating activities	$2,152	$1,515	$637	42.0%
Net capital expenditures	(348)	(309)	(39)	12.6%
Free Cash Flow	$1,804	$1,206	$598	49.6%